UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 21, 2008
(Date of earliest event reported)

LECTEC CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 0-16159

Minnesota	41-1301878
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5610 Lincoln Drive, Edina, Minnesota 55436
(Address of principal executive offices, including zip code)

(952) 933-2291
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On February 21, 2008, 10701 Red Circle Drive, LLC (“Red Circle”) exercised its warrant dated February 25, 2003 to purchase 200,000 shares of common stock, $.01 par value (the “Common Stock”), of LecTec Corporation (the “Company”) with an exercise price of $0.90 per share. In lieu of paying the aggregate exercise price under the warrant, Red Circle elected to exercise its right under the warrant to effect a cashless net exercise of the warrant. Accordingly, Red Circle forfeited a number of shares underlying the warrant with a “fair market value” equal to the aggregate exercise price of the warrant and received 113,978 shares of Common Stock upon exercise of the warrant. As a result of the cashless exercise, the Company did not receive any cash proceeds from the exercise.

The exercise was made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. There was a single purchaser of stock in this transaction. The transaction involved the exercise of a contractual right held by the purchaser and did not result from any selling efforts by the Company. No underwriter or placement agent participated in, nor did we pay any commissions or fees to any underwriter or placement agent, in this transaction. Red Circle had knowledge and experience in financial and business matters that allowed it to evaluate the merits and risks of the receipt of these securities. Red Circle was knowledgeable about the operations and financial condition of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECTEC CORPORATION

By:	/s/ Judd A. Berlin
Judd A. Berlin Chief Executive Officer and Chief Financial Officer

Date: February 27, 2008